EXHIBIT 8.01

[DECHERT LETTERHEAD]

April 4, 2002

Board of Directors
Intersil Corporation
7585 Irvine Center Drive
Suite 100
Irvine, CA 92618

Re:
Agreement and Plan of Merger, dated as of March 10, 2002 (the “Merger Agreement”), by and among Intersil Corporation, a Delaware corporation (“Parent”), Echo Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Elantec Semiconductor, Inc., a Delaware corporation (“Company”).

Ladies and Gentlemen:

We have acted as counsel to Parent in connection with the proposed merger of Company with and into Merger Sub (the “Merger”) pursuant to the Merger Agreement; or, if Parent elects pursuant to Section 1.6 of the Merger Agreement, the merger of Merger Sub with and into Company (the “Reverse Merger”). Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

You have asked for our opinion concerning certain federal income tax consequences of the Merger (or, if it occurs, the Reverse Merger) in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) containing the Joint Proxy Statement and Prospectus for the transaction to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.    The Merger Agreement;

2.    The Joint Proxy Statement and Prospectus for the transaction included in the Registration Statement;

3.    Those certain tax representation letters dated April 2, 2002, delivered to us by Parent, Merger Sub and Company containing certain representations of Parent, Merger Sub and Company (the “Tax Representation Letters”); and

4.    Such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub, and Company, and related to the consummation of the Merger (or, if it occurs, the Reverse Merger) and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

1.    Original documents submitted to us (including signatures thereto) are authentic; documents submitted to us as copies conform to the original documents; and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

2.    All representations, warranties and statements made or agreed to by Parent, Merger Sub and Company, their management, employees, officers, directors and stockholders in connection with the Merger (or, if it occurs, the Reverse Merger), including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true, correct and complete at all relevant times;

Board of Directors
Intersil Corporation

3.    All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters have been or will be performed without waiver or breach of any material provision thereof;

4.    Any representations or statement made “to the best of knowledge” or similarly qualified is correct without such qualification;

5.    The Merger (or, if it occurs, the Reverse Merger) will be reported by Parent, Merger Sub and Company on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

6.    The aggregate fair market value of the Parent Class A Common Stock issued to holders of Company Common Stock in the Merger, valued as of the Effective Time, will be equal to at least forty percent (40%) of the aggregate consideration paid to the holders of Company Common Stock (including payments to dissenters) in the Merger.

We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement and Prospectus, and that the Merger (or, if it occurs, the Reverse Merger) will qualify as a statutory merger under applicable state laws.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that the Merger (or, if it occurs, the Reverse Merger) will constitute a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Code”).

Furthermore, subject to the limitations therein, we are of the opinion that the discussion contained in the Registration Statement under the caption “The Merger—Material U.S. Federal Income Tax Consequences” is an accurate summary of the material U.S. federal income tax consequences of the Merger (or, if it occurs, the Reverse Merger) to holders of Company Common Stock under currently applicable law.

No opinion is expressed as to any federal income tax consequence of the Merger (or, if it occurs, the Reverse Merger) or other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the transaction and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings, all of which are subject to change, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Except as set forth below, this opinion is intended for your benefit, is not to be quoted, circulated or otherwise referred to without our express permission, and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written

Board of Directors
Intersil Corporation

consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” and “The Merger—Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Ve	ry truly yours,

/s/	Dechert